EXHIBIT 3.2

                             Chapman and Cutler LLP
                                 111 West Monroe
                             Chicago, Illinois 60603

                                October 17, 2011



Guggenheim Funds Distributors, Inc.
2455 Corporate West Drive
Lisle, Illinois  60532

The Bank of New York Mellon
2 Hanson Place
Brooklyn, New York  11217


                  Re: Guggenheim Defined Portfolios, Series 828

           Guggenheim Global Expansion & Dividend Portfolio, Series 3

         Guggenheim Global Infrastructure & Dividend Portfolio, Series 3

           Guggenheim Inflation Defense & Dividend Portfolio, Series 5

            Guggenheim US High Dividend Strategy Portfolio, Series 2

          Guggenheim US SMID High Dividend Strategy Portfolio, Series 2



Ladies/Gentlemen:

         We have acted as counsel for Guggenheim Funds Distributors, Inc., depositor of Guggenheim Defined Portfolios, Series 828 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated October 17, 2011 (the "Indenture") among Guggenheim Funds Distributors, Inc., as sponsor (the "Sponsor"), as depositor (the "Depositor") and evaluator (the "Evaluator"), and The Bank of New York Mellon as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Guggenheim Global Expansion & Dividend Portfolio, Series 3, Guggenheim Global Infrastructure & Dividend Portfolio, Series 3, Guggenheim Inflation Defense & Dividend Portfolio, Series 5, Guggenheim US High Dividend Strategy Portfolio, Series 2 and Guggenheim US SMID High Dividend Strategy Portfolio, Series 2 (the "Trusts").

         In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent. For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trusts at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in federal income tax treatment different from that described below.

         You have informed us that the assets of the Trusts will consist of portfolios as set forth in the Prospectus. All of the assets of the Trusts constitute the "Trusts Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trusts Assets and express no opinion as to the federal income tax treatment thereof.

         Based upon the foregoing and on the facts outlined in this opinion, and upon an investigation of such matters of law as we consider to be applicable:

         (i) We are of the opinion that, under existing United States Federal income tax law, the Trusts is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subchapter J (relating to trust) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

         (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the Trusts under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trusts Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trusts will be treated as income of each Unitholder in the proportion described above, and an item of Trusts income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trusts' assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trusts asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trusts' assets.

         (iii) Although the discussion in the Prospectus under the heading "Taxes" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trusts Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and (b) the discussion under "Taxes" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

         Our opinion is based on the Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these federal tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

         This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

         The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

         Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-176470) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related Prospectus.

         We hereby consent to the reliance upon this opinion by Dorsey & Whitney LLP, counsel for the Trustee, in rendering its opinion as to certain New York State tax matters delivered of even date herewith.

                                                          Very truly yours,

                                                      /S/ CHAPMAN AND CUTLER LLP
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                                                          CHAPMAN AND CUTLER LLP